Exhibit 99.1

    Hillenbrand Reports Second Quarter 2018 Financial Results

•
Revenue of $452 million grew 14% year over year driven by Process Equipment Group revenue growth of 23% with continued strength in screening and separating equipment, plastics projects, and parts and service

•
GAAP EPS loss of $0.34 reflects non-cash charges of $63 million, or $0.98 per share, for goodwill and trade name impairments related to domestic coal mining and power reporting unit; adjusted EPS of $0.65 increased 23% compared to last year

•	Record order backlog of $753 million grew 35% over the prior year and 6% sequentially with continued strength in plastics

•	Year-to-date operating cash flow of $62 million increased $42 million over prior year as 2017 included a pension payment that did not repeat in 2018

•
Updating fiscal 2018 guidance for GAAP EPS from $1.98 - $2.10 to $1.06 - $1.16 reflecting non-cash impairment charges; raising adjusted EPS guidance to $2.34 - $2.44 driven by strength in the Process Equipment Group

BATESVILLE, Ind., May 2, 2018 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the second quarter of fiscal 2018, which ended March 31, 2018.

Second Quarter Results

Revenue of $452 million grew 14% over the prior year, or 9% excluding the impact of foreign currency. The growth was driven by an increase of 23% in the Process Equipment Group. In addition, Batesville revenue increased 1% over the prior period.

Net income for the quarter was a loss of $22 million, or $0.34 per share. The decrease in net income was driven by non-cash goodwill and trade name impairment charges of $63 million, or $0.98 per share. The charges relate to a reporting unit of the Process Equipment Group with exposure to domestic coal mining and power. The effective tax rate for the quarter was -177%, primarily driven by the nondeductible portion of the impairment charges and the resulting loss before tax for the quarter.

Adjusted net income of $42 million resulted in earnings per share of $0.65 per share, an increase of 23% driven by strength in the separation and plastics businesses. The adjusted effective tax rate decreased 550 basis points to 25.4%, primarily as a result of tax reform. Adjusted EBITDA increased 9% to $76 million, and adjusted EBITDA margin decreased 90 basis points to 16.9%. Lower margins in the Batesville business were partially offset by strong operating leverage in the Process Equipment Group.

Process Equipment Group

Process Equipment Group revenue grew 23% over the prior year to $300 million. Excluding the impact of foreign currency, revenue increased 14%. Revenue growth was driven by solid demand for screening and separating equipment used to process proppants for hydraulic fracturing, plastics projects, and parts and service. Adjusted EBITDA margin increased 130 basis points to 16.6%, driven by operating leverage, productivity and pricing improvements. Order backlog grew year over year in each business resulting in record backlog of $753 million, an increase of 35%, or 23% excluding the impact of foreign currency. Sequentially, backlog increased $42 million, or 6%, over the first quarter of fiscal 2018. A significant portion of backlog growth was driven by projects scheduled beyond the current fiscal year.

“Our Process Equipment Group businesses continue to leverage core technologies, applications expertise, and the Hillenbrand Operating Model to serve our customers well, particularly in our targeted growth areas of plastics, food and pharma, separation equipment, and flow control. As a result of these efforts, we’ve built a record backlog position through the first half of our fiscal year, which sets us up nicely to continue our momentum into fiscal 2019,” said Joe Raver, President and CEO of Hillenbrand. “In addition, we continue to generate solid growth in aftermarket parts and service, which is an important element of our strategy to maximize value over product lifecycles and expand margins.”

Batesville

Batesville revenue of $152 million increased 1% compared to the prior year. The growth was primarily the result of higher burial volume driven by an increase in North American deaths, partially offset by lower sales of non-burial products. Adjusted EBITDA margin of 25.3% was 290 basis points lower than the prior year primarily driven by supply chain inefficiencies and cost inflation.

Non-Cash Goodwill Impairment Charge

In preparing the quarterly financial statements, an interim impairment assessment was performed at the Process Equipment Group reporting unit most directly impacted by domestic coal mining and power. The operating performance of the reporting unit has been adversely affected by decreased demand for equipment and parts used in the coal mining and power industries, and the company is redirecting strategic investments for growth.

The assessment indicated that the carrying value of the reporting unit exceeded its fair value, resulting in an impairment charge to goodwill of $59 million. In addition, an analysis of related trade names resulted in an impairment charge of approximately $5 million. There were no identified indicators of impairment for any other reporting units.

Cash Flow and Capital Allocation Priorities

Hillenbrand generated operating cash flow of $35 million in the second quarter. Year-to-date operating cash flow of $62 million was higher than last year by $42 million. The increase was primarily due to a pension contribution in the prior year that did not repeat in fiscal 2018, partially offset by an increase in working capital requirements and cash paid for taxes. The company repurchased approximately 530,000 shares for $24 million in the second quarter.

“We remain committed to the strategy and long term financial targets we laid out at our investor day in December, which we believe will lead to profitable growth and increasing shareholder value,” continued Raver. “Our capital allocation priorities are to reinvest in the business, both organically and through acquisitions, while returning cash to shareholders in the form of dividends and share repurchases.”

Fiscal 2018 Guidance

Hillenbrand is updating its 2018 guidance to account for increased growth expectations for the Process Equipment Group, favorable currency translation, and the non-cash impairment charges.

•	Total revenue growth raised to 3% to 5%, with an incremental 3% favorable foreign currency translation; previous guidance was revenue growth of 2% to 4%

•	Process Equipment Group revenue growth raised to 7% to 9%, with an incremental 4% favorable foreign currency translation; previous guidance was revenue growth of 5% to 7%

•	Batesville revenue unchanged, down 1% to 3% with minimal impact from foreign currency translation

•	GAAP EPS revised to $1.06 - $1.16 from $1.98 - $2.10

•	Adjusted EPS raised to $2.34 - $2.44 from $2.28 - $2.40

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, May 3, 2018
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 1197739
Webcast link: http://ir.hillenbrand.com (archived through Friday, June 1, 2018)

Replay -Conference Call
Date/Time: Available until midnight ET, Thursday, May 17, 2018
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642
Conference call ID number: 1197739

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the company’s website (http://ir.hillenbrand.com)

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are often referred to as “adjusted” and exclude impairment charges, expenses associated with business acquisition, development, and integration, and restructuring and restructuring related charges. The related income tax for all of these items is also excluded. These non-GAAP measures also exclude the non-recurring tax benefits and expenses related to the U.S. government enacted tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Free cash flow (FCF) is defined as cash flow from operations less capital expenditures. We use the related term, free cash flow to net income conversion rate to refer to free cash flow divided by GAAP net income. Hillenbrand considers FCF and free cash flow to net income conversion rate important indicators of the Company’s liquidity, as well as its ability to fund future growth and to provide a return to shareholders. FCF does not include deductions for debt service (repayments of principal), other borrowing activity, dividends on the Company’s common stock, repurchases of the company’s common stock, business acquisitions, and other items.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 36 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries around the world. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our employees through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net revenue	$452.2	$395.3	$849.4	$751.4
Cost of goods sold	283.5	246.7	534.4	476.8
Gross profit	168.7	148.6	315.0	274.6
Operating expenses	98.3	85.6	187.5	168.4
Amortization expense	7.5	7.2	15.1	14.4
Impairment charge	63.4	—	63.4	—
Interest expense	6.0	6.3	12.3	12.4
Other (expense) income, net	(1.2)	(0.6)	(1.6)	(1.9)
(Loss) income before income taxes	(7.7)	48.9	35.1	77.5
Income tax expense	13.6	14.9	37.3	21.6
Consolidated net (loss) income	(21.3)	34.0	(2.2)	55.9
Less: Net income attributable to noncontrolling interests	0.6	0.6	1.6	0.8
Net (loss) income(1)	$(21.9)	$33.4	$(3.8)	$55.1

Net (loss) income(1) — per share of common stock:
Basic earnings per share	$(0.34)	$0.52	$(0.06)	$0.86
Diluted earnings per share	$(0.34)	$0.52	$(0.06)	$0.86
Weighted average shares outstanding (basic)	63.3	63.9	63.5	63.8
Weighted average shares outstanding (diluted)	63.3	64.4	63.5	64.3

Cash dividends per share	$0.2075	$0.2050	$0.4150	$0.4100

(1) Net (loss) income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Six Months Ended March 31,
	2018	2017
Net cash provided by operating activities	$61.5	$19.8
Net cash used in investing activities	(10.3)	(7.0)
Net cash used in financing activities	(50.4)	(12.8)
Effect of exchange rate changes on cash and cash equivalents	1.7	(0.6)
Net cash flows	2.5	(0.6)

Cash and cash equivalents:
At beginning of period	66.0	52.0
At end of period	$68.5	$51.4

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net (loss) income(1)	$(21.9)	$33.4	$(3.8)	$55.1
Impairment charge	63.4	—	63.4	—
Restructuring and restructuring related	0.7	1.3	1.2	9.4
Business acquisition, development, and integration	0.2	0.3	2.5	0.6
Tax Act(2)	0.6	—	14.9	—
Tax effect of adjustments	(1.4)	(0.6)	(2.1)	(3.7)
Adjusted Net Income(1)	$41.6	$34.4	$76.1	$61.4

Diluted EPS	$(0.34)	$0.52	$(0.06)	$0.86
Impairment charge	1.00	—	1.00	—
Restructuring and restructuring related	0.01	0.02	0.02	0.15
Business acquisition, development, and integration	—	—	0.04	0.01
Tax Act(2)	0.01	—	0.23	—
Tax effect of adjustments	(0.02)	(0.01)	(0.03)	(0.06)
Non-GAAP dilutive shares excluded from
GAAP EPS calculation(3)	(0.01)	—	(0.01)	—
Adjusted Diluted EPS	$0.65	$0.53	$1.19	$0.96

(1) Net (loss) income attributable to Hillenbrand
(2) The revaluation of the deferred tax balances and the tax on unremitted foreign earnings

(3) Due to the occurrence of a net loss on a GAAP basis, potentially dilutive shares were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on an adjusted basis, these shares have a dilutive effect on adjusted earnings per share and are included here.

	Three Months Ended March 31,		Six Months Ended March 31,
Shares used in computing non-GAAP per share amounts:	2018	2017	2018	2017
GAAP Weighted average shares outstanding (diluted)	63.3	64.4	63.5	64.3
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	0.7	—	0.6	—
Pro forma weighted average shares outstanding (diluted)	64.0	64.4	64.1	64.3

(1) Due to the occurrence of a net loss on a GAAP basis, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a Non-GAAP basis, these shares have a dilutive effect on adjusted earnings per share and are included here.

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Adjusted EBITDA:
Process Equipment Group	$49.9	$37.3	$95.5	$70.0
Batesville	38.6	42.7	66.5	73.7
Corporate	(12.2)	(9.7)	(20.5)	(17.0)
Less:	0	0
Interest income	(0.3)	(0.1)	(0.8)	(0.3)
Interest expense	6.0	6.3	12.3	12.4
Income tax expense	13.6	14.9	37.3	21.6
Depreciation and amortization	14.0	13.6	27.8	28.6
Impairment charge	63.4	—	63.4	—
Business acquisition, development, and integration	0.2	0.3	2.5	0.6
Restructuring and restructuring related	0.7	1.3	1.2	7.9
Consolidated net (loss) income	$(21.3)	$34.0	$(2.2)	$55.9

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
target	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters, including the effects of the changes in the U.S. tax legislation on our business and our related plans; and changes to existing, or the addition of new legislation, regulation, treaties or government policy resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2017, filed with the Securities and Exchange Commission on November 15, 2017, and in Part II, Item IA of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission on May 2, 2018. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com